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                                HANDY & HARMAN

                         SUPPLEMENTAL EXECUTIVE PLAN

                  Purpose. The purpose of this Supplemental Executive Plan (the "Plan") is to provide a further means whereby Handy & Harman (the "Company") may retain and encourage the productive efforts of Frank E. Grzelecki (the "Executive"), President and Chief Operating Officer of the Company, who renders valuable service to the Company and its subsidiaries, and contributes toward the Company's continued growth and success.

                  Benefit Accrual. Commencing on June 30, 1992, and on each June 30th thereafter, until and including June 30, 1997, so long as the Executive is in active employment as a full-time employee as of such date, the Executive shall accrue and be vested in a monthly pension benefit in the amount of $1,000, with a maximum monthly accrual of $6,000.

                  Benefit Commencement. The Executive's benefit shall commence on the later of July 1, 1997, or the Executive's separation from service with the Company as a full-time employee.

                  Form of Payment. The Executive's benefit shall be paid monthly for the remainder of the Executive's life; provided, however, that if the Executive dies prior to receiving 120 monthly payments, payments shall be paid to the Executive's beneficiary until a total of 120 monthly payments have been made to the Executive and his beneficiary.

                  Death Benefit. If the Executive dies prior to commencement of payment under the Plan (whether or not the Executive was employed with the Company at the time of death), benefits accrued as of the June 30 coincident with or preceding the Executive's death shall be paid to the Executive's beneficiary for 120


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months.  Such payments shall commence on the first day of the month immediately following the Executive's death.

                  Grantor Trust. The Company shall create a grantor trust (within the meaning of section 671 of the Internal Revenue Code of 1986, as amended, hereinafter the "Code") in connection with the adoption of the Plan to which it shall from time to time contribute amounts to accumulate an appropriate reserve against its obligations hereunder. Such trust and any assets held by such trust to assist the Company in meeting its obligations under the Plan shall conform to the terms of the model trust as described in the Internal Revenue Service Revenue Procedure 92-64 (I.R.B. 1992-33). Notwithstanding the creation of such trust, the benefits hereunder shall be a general obligation of the Company. Payment of benefits from such trust shall, to that extent, discharge the Company's obligations under this Plan. The Executive shall have only a contractual right as a general creditor of the Company to the amounts, if any, payable hereunder and such right shall not be secured by any assets of the Company or the trust.

                  No Right to Company Assets. The Plan is intended to be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended, and the Executive shall not acquire, by reason of the Plan, any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds or assets which the Company may set aside in anticipation of a liability hereunder, nor in or to any policy or policies of insurance on the life of the Executive owned by the Company.

                  No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Company to continue the service of the Executive or obligate the Executive to continue in the service of the

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Company, and nothing herein shall be construed as fixing or regulating the compensation paid to the Executive.

                  No Third Party Rights. Nothing in the Plan or any trust established pursuant to the Plan shall be construed to create any rights hereunder in favor of the beneficiary of the Executive prior to the Executive's death or in favor of any other person (other than the Company and the Executive) or to limit the Company's right to amend or terminate the Plan in any manner, subject to the consent of the Executive, notwithstanding that such amendment or termination might result in the Executive's beneficiary receiving no benefits under the Plan.

                  Nonassignability. No rights or payments under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit or payment be in any way liable for or subject to levy, garnishment, attachment, execution or other legal or equitable process. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments or separate maintenance owed by the Executive or any other person, nor be transferable by operation of law in the event of the Executive's or any other person's bankruptcy or insolvency.

                  Withholding. To the extent required by law, the Company shall be entitled to withhold from any payments due hereunder any federal, state and local taxes required to be withheld in connection with such payment.

                  Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.


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                  Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of New York.


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                  IN WITNESS WHEREOF, the Company has caused this HANDY & HARMAN
SUPPLEMENTAL EXECUTIVE PLAN to be executed by its duly authorized officers and its corporate seal to be hereunto affixed on the 11th day of November, 1992.



Attest: ______________________       HANDY & HARMAN



[Seal]                               By: /s/ R. N. Daniel
                                        ------------------------------
                                     Its: Chairman and Chief Executive Officer






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